Exhibit 10.1

HAWKER BEECHCRAFT

CORPORATION AMENDED AND

RESTATED EXCESS PENSION

PLAN

HAWKER BEECHCRAFT CORPORATION AMENDED

AND RESTATED EXCESS PENSION PLAN

-i-

-ii-

HAWKER BEECHCRAFT CORPORATION AMENDED

AND RESTATED EXCESS PENSION PLAN

W I T N E S S E T H: That;

WHEREAS, the Employer provides specified unfunded deferred compensation benefits to eligible individuals pursuant to the Hawker Beechcraft Corporation Excess Pension Plan (the “Plan”), which Plan has been effective since March 26, 2007; and

WHEREAS, it has become desirable to adopt a new plan document for the Plan; and

WHEREAS, the Board of Directors of the Company has reviewed the terms and provisions hereof and found them satisfactory.

NOW, THEREFORE, effective as of the Effective Date, the Company hereby adopts this plan document. From and after the Effective Date, the Plan will be known as the “Hawker Beechcraft Corporation Amended and Restated Excess Pension Plan.” The terms of this plan document will apply to any individual first becoming eligible for benefits under the Plan on or after the Effective Date.

ARTICLE I – PURPOSE

Section 1.01. Purpose. The purpose of the Plan is to provide specified unfunded deferred compensation benefits for individuals who are eligible to participate in the Plan. It is the intention of the Company that this Plan be administered as an unfunded plan of deferred compensation for income-tax purposes and as an unfunded employee benefit plan established and maintained primarily for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.

ARTICLE II – DEFINITIONS

For purposes of this Plan, the following phrases or terms will have the following meanings, unless otherwise clearly apparent from the context.

Section 2.01. Affiliated Company(ies) means each entity that has a relationship to the Employer as described by Section 414(b), (c), or (m) of the Code.

For purposes of determining whether a Participant has incurred a Separation from Service, the foregoing provisions of Code Sections 414(b) and 414(c) will be applied by substituting the phrase “more than 50%” for the phrase “at least 80%” in each place it appears in Code Section 1563(a)(1), (2), and (3) and in each place it appears in Treasury Regulation Section 1.414(c)-2.

Section 2.02. Beneficiary(ies) means the person(s) or entity(ies) entitled to receive any benefits under this Plan pursuant to the designation of a Participant (or in default of such designation), as provided in Section 4.03 hereof.

Section 2.03. Board of Directors means the board of directors of the Company.

Section 2.04. Code means the Internal Revenue Code of 1986, as amended.

Section 2.05. Company means Hawker Beechcraft Corporation, or its successor.

Section 2.06. Effective Date means January 1, 2009.

Section 2.07. Employee means an individual who is employed and compensated (by (i) a payroll check issued directly from the Employer or Employer agent to the individual, (ii) direct payroll deposit made to the individual’s account by the Employer or Employer agent, or (iii) other similar means of direct payment by the Employer or Employer agent, such as electronic pay card or debit card) by the Employer. In no event will the term “Employee” include any individual classified, treated, or otherwise characterized by the Employer as an independent contractor, consultant, leased employee, temporary agency employee, or otherwise not treated by the Employer as an “Employee” for purposes of this Plan.

Section 2.08. Employer means the Company and any Affiliated Company that adopts this Plan.

Section 2.09. ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Section 2.10. Participant means an individual who is eligible to participate in this Plan in accordance with Section 3.01 hereof. Where the context requires, the term “Participant” also will include a former Participant.

Section 2.11. Plan means this Hawker Beechcraft Corporation Amended and Restated Excess Pension Plan, as amended.

Section 2.12. Plan Administrator means the Company or the person(s) designated by the Company to administer this Plan. The Plan Administrator may be a committee of two or more individuals. If a committee is appointed, it will operate under such rules and procedures as the Board of Directors may designate or approve from time to time.

Section 2.13. Plan Year means the 12-month period commencing January 1 each year.

Section 2.14. Qualified Retirement Plan means the Hawker Beechcraft Corporation Retirement Income Plan for Salaried Employees, as amended, and any successor to such plan.

Section 2.15. Separation from Service means the Participant’s termination of employment with the Employer and all Affiliated Companies. The term includes, but is not limited to, terminations of employment which arise from the Participant’s death, disability, retirement, discharge (with or without cause), or voluntary termination. The term does not include any temporary absences due to vacation, sickness, or other leaves of absence granted to the Participant by the Employer. A Separation from Service will not be deemed to occur upon a transfer involving any combination of the Employer and any Affiliated Company. The Plan Administrator will determine, in its Sole Discretion, whether and under what circumstances the Participant has incurred a Separation from Service.

Section 2.16. Sole Discretion means the right and power to decide a matter, which right may be exercised arbitrarily at any time and from time to time.

Section 2.17. Specified Employee means, at any time any stock of a corporation is publicly traded on an established securities market or otherwise, each individual who is either (i) an officer of the corporation having annual compensation greater than $130,000 (as adjusted for cost-of-living increases in accordance with Code Section 416(i)(1)(A) and Code Section 415(d)), (ii) a 5% owner of the corporation, or (iii) a 1% owner of the corporation having annual compensation from the corporation of more than $150,000. For purposes of determining an individual’s percentage ownership in the corporation, the constructive-ownership rules described in Code Section 416(i)(1)(B) will apply.

The determination of whether an individual is a Specified Employee will be made by the Plan Administrator in accordance with regulations issued under Code Section 409A and other available guidance.

Section 2.18. Termination for Cause means, with respect to a Participant, a Separation from Service involving (i) breach of fiduciary duty with respect to the Employer; (ii) material breach of any provision of an employment contract; (iii) the commission of a felony crime or crime involving moral turpitude; (iv) theft, fraud, misappropriation, or embezzlement (or suspicion of the same); (v) willful violation of any federal, state, or local law (except traffic violations and other similar matters not involving moral turpitude); or (vi) refusal to obey any direction of the Participant’s supervisor or the governing body of the Employer. The Plan Administrator will determine, in its Sole Discretion, whether, for purposes of the Plan, a Participant has incurred a Separation from Service that is a Termination for Cause.

Section 2.19. Vested means, with respect to a Participant, that the Participant has a nonforefeitable right to the Participant’s accrued benefit under the Qualified Retirement Plan.

ARTICLE III – ELIGIBILITY

Section 3.01. Eligibility. Any Employee who is a participant in the Qualified Retirement Plan and whose benefit under the Qualified Retirement Plan is limited by Code Section 401(a)(17) and/or Code Section 415 will become a Participant in this Plan.

ARTICLE IV – BENEFITS

Section 4.01. Benefits. Upon incurring a Separation from Service, if a Participant is Vested, then, subject to Article V, the amount of the Participant’s benefit under this Plan (if any) will be equal to A. minus B. where:

A.	Equals the Vested benefit that would have been payable in the normal form of benefit payment under the Qualified Retirement Plan, determined as if the limitations of Code Section 401(a)(17) and Code Section 415 had not been imposed under the terms of the Qualified Retirement Plan.

B.	Equals the Vested benefit payable in the normal form of benefit payment under the Qualified Retirement Plan, determined utilizing the limitations of Code Section 401(a)(17) and Code Section 415.

As of the date payment is to commence under the terms of this Plan, the benefit under this Plan (if any) will be converted to a life-and-ten-year-certain annuity, using the actuarial factors, early retirement factors, and other provisions under the then-current terms of the Qualified Retirement Plan. Under no circumstance will the total of the benefit from this Plan and the benefit from the Qualified Retirement Plan, when added together, exceed the total amount the Participant (or the Participant’s Beneficiary) would have received from the Qualified Retirement Plan alone without regard to Code Section 401(a)(17) and Code Section 415, and any other provision of this Plan that may be construed otherwise will be conformed to this limitation. This limitation on the total of the benefits to be received from this Plan and the Qualified Retirement Plan will be subject to all conditions and limitations applicable under the Qualified Retirement Plan.

The Plan Administrator will have full and complete discretionary authority to interpret the foregoing provisions and may rely on the terms and provisions of the Qualified Retirement Plan in interpreting this Plan.

Section 4.02. Payment. Subject to Article V, a Participant’s benefit under this Plan (if any) will be paid by the Employer in the form of a life-and-ten-year-certain annuity, payable monthly, commencing during January following the year in which the Participant incurs a Separation from Service; provided, however, that if a Participant is a Specified Employee at the time of the Participant’s Separation from Service (other than due to death), payment hereunder will commence at the later of (i) the date payment otherwise would commence under this Section, or (ii) the first day of the month after the date that is six months after the date of the Participant’s Separation from Service. In the event of a Participant’s Separation from Service due to death, or if a Participant dies after Separation from Service but before commencement of benefits under this Plan, payment will be made to the Participant’s Beneficiary as if the Participant survived to the date payment is to commence under the Plan, began receiving payment of benefits, and then died immediately thereafter. If a Participant dies after commencement of benefits under this Plan, the Participant’s Beneficiary will receive payment of the remainder (if any) of the 120 guaranteed monthly payments the Participant would have received hereunder if the Participant had survived.

Section 4.03. Beneficiary. The Beneficiary of a Participant will be the person(s) or entity(ies) designated by the Participant on a beneficiary designation form provided by the Plan Administrator. A Participant’s beneficiary designation will be effective when received and accepted by the Plan Administrator. If the Participant dies without having a beneficiary designation in force, or in the event no designated Beneficiary is alive or in being at the time of the Participant’s death, the Participant’s Beneficiary will be deemed to be the Participant’s surviving spouse or, if the Participant leaves no surviving spouse, the Participant’s estate.

If there is any doubt as to the proper person(s) or entity(ies) to receive payment hereunder, payment may be withheld until the matter is finally adjudicated. Any payment made in good faith and in accordance with the provisions of this Plan and the Participant’s beneficiary designation form (if any) will fully discharge the Company, the Employer, the Plan Administrator, and all other persons from all further obligations with respect to such payment.

ARTICLE V – CONDITIONS PRECEDENT

Section 5.01. Conditions Precedent. As a condition precedent to the payment of benefits under this Plan and in consideration of the Employer’s agreement to pay such benefits to the Participant (or the Participant’s Beneficiary), each Participant agrees that the following conditions precedent will apply. No benefits under this Plan will be paid or deemed earned unless and until the following conditions have been fully satisfied.

A.	Termination for Cause. If a Participant incurs a Separation from Service that is a Termination for Cause, no benefits will be payable hereunder. In the event a Participant (or the Participant’s Beneficiary) has received any payment hereunder and the Plan Administrator determines, in its Sole Discretion, that the Participant’s employment could have been terminated in a Termination for Cause had sufficient information been available at the time Participant terminated employment, no further payments will be made hereunder, and the Participant (or Participant’s Beneficiary) will, within five business days of demand by the Employer, pay to the Employer all benefits previously received under the Plan.

B.	Interpretation; Survival. The conditions set forth in this Section 5.01 will survive termination of the Plan for any reason. Each Participant expressly agrees that the provisions of this Section 5.01 will be applied without regard to whether the Participant’s employment is voluntarily or involuntarily terminated.

ARTICLE VI – SOURCE OF BENEFITS

Section 6.01. Source of Benefits. Amounts payable hereunder will be paid exclusively from the general assets of the Employer. The Employer’s obligation under this Plan will constitute a mere promise to pay benefits in the future, and no person entitled to payment hereunder will have any claim, right, security interest, or other interest in any fund, trust, account, insurance contract, or other asset of Employer. The Employer is not obligated to invest in any specific assets or fund, but it may invest in any asset or assets it deems advisable in order to provide a means for the payment of any liabilities under this Plan. Each Participant will be an unsecured general creditor of the Employer and will have no interest whatsoever in any such assets or fund. The Employer’s liability for the payment of benefits hereunder will be evidenced only by this Plan.

Section 6.02. Multiple Employers. In the event a Participant is or has been employed by two or more Employers and is entitled to a benefit from more than one Employer under this Plan, the liability for the payment of such Participant’s benefits under this Plan will be apportioned among the Employers based upon a determination made by the Plan Administrator in its Sole Discretion. A Participant may only secure payment of benefits from the Employer to whom the Plan Administrator has apportioned liability for the benefits.

ARTICLE VII – ADMINISTRATION

Section 7.01. Plan Administrator. The Plan Administrator will have full power to administer this Plan in all of its details, which powers will include, but are not limited to, the discretionary authority to determine eligibility for benefits, to construe the terms of the Plan, and to make factual findings with respect to any issue arising under the Plan, with its interpretation to be final and conclusive.

Section 7.02. Reliance on Certificates, etc. The Plan Administrator, the Board of Directors, and the officers and employees of the Company will be entitled to rely on all certificates and reports made by any duly appointed accountants and on all opinions given by any duly appointed legal counsel. Such legal counsel may be counsel for the Employer.

ARTICLE XIII – AMENDMENT AND TERMINATION

Section 8.01. Amendment. The Board of Directors reserves the right, at will, at any time and from time to time, to modify, alter, or amend this Plan (including without limitation a retroactive modification, alteration, or amendment), in whole or in part, and any such modification, alteration, or amendment will be binding upon the Company, the Plan Administrator, each Participant, any adopting Employer, and all other persons, except that no amendment will reduce the amount of the benefit that a Participant is then entitled to receive (the same as if the Participant had incurred a Separation from Service as of such date) without the Participant’s (or present-interest Beneficiary’s) written consent. Notwithstanding the foregoing, no consent will be required and the Board of Directors will have the right to modify, alter, or amend this Plan (including a retroactive modification, alteration or amendment), at will and at any time, if it determines, in its Sole Discretion, that such amendment is necessary to comply with applicable law, which will include, but will not be limited to, the right to retroactively apply any amendments necessary to keep this Plan an unfunded employee benefit plan described in Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA or to comply with any applicable provision of the Code or ERISA or any judicial or administrative guidance.

Section 8.02. Termination. The Company has established this Plan with the bona fide intention and expectation that it will be continued indefinitely, but the Company will have no obligation whatsoever to maintain this Plan for any given length of time and may, at will and at any time, discontinue or terminate this Plan in whole or in part. In addition, an adopting Employer will have the right to discontinue or terminate its participation in this Plan as to its Employees. Upon a complete or partial termination of the Plan, each affected Participant (and present-interest Beneficiary) will be given notice of the termination and will be entitled to receive benefits in accordance with Article V.

ARTICLE IX – RESTRICTIONS ON ALIENATION

Section 9.01. Restrictions on Alienation. Until the actual receipt of any benefit under this Plan by a Participant or Beneficiary, no right or benefit under the Plan will be subject in any manner to anticipation, alienation, sale, assignment, transfer, pledge, encumbrance, garnishment, execution, levy, or charge of any kind, whether voluntary or involuntary, including assignment or transfer to satisfy any liability for alimony or other payments for property settlement or support of a spouse or former spouse or other relative of a Participant or Beneficiary, whether upon divorce, legal separation, or otherwise. Any attempt to anticipate, alienate, sell, assign, transfer, pledge, encumber, garnish, execute upon, levy upon, or charge any right or benefit under the Plan will be void. No right or benefit hereunder will in any manner be liable for or subject to the debts, contracts, liabilities, engagements, or torts of the person entitled to such benefit, and no right or benefit hereunder will be considered an asset of such person in the event of his or her divorce, insolvency, or bankruptcy. The rights of a Participant or a Beneficiary hereunder will not be subject in any manner to attachment or other legal process for the debts of the Participant or such Beneficiary.

ARTICLE X – CLAIMS PROCEDURES

Section 10.01. Claims Procedures. Any Participant or Beneficiary of a deceased Participant (such participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Plan Administrator a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. Any such determination by the Administrator shall be made pursuant to the following procedures, which shall be conducted in a manner designed to comply with Section 503 of ERISA:

A.	Step 1. Claims for a benefit should be filed by a Claimant as soon as practicable after the Claimant knows or should know that a dispute has arisen with respect to the benefit, but at least thirty (30) days prior to the Claimant’s actual retirement date or, if applicable, within sixty (60) days after the death, disability or termination of employment of the Participant whose benefit is at issue, by mailing a copy of the claim to Hawker Beechcraft Benefits Department, Human Resources, 10511 East Central, Wichita, Kansas 67206.

B.	Step 2. In the event that a claim is wholly or partially denied by the Plan Administrator, the Plan Administrator shall, within ninety (90) days following receipt of the claim, so advise the Claimant in writing setting forth: the specific reason or reasons for the denial; specific reference to pertinent Plan provisions on which the denial is based; a description of any additional material or information necessary for the Claimant to perfect the claim; an explanation as to why such material or information is necessary; and an explanation of the Plan’s claim review procedures (including, if applicable, a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination). If the Plan Administrator determines that an extension of time for processing the claim is necessary, written notice will be provided to the Claimant before the end of the initial 90-day period and will indicate the special circumstances that require the extension. The extension will not exceed a 90-day period of time.

C.	Step 3. Within sixty (60) days following receipt of the denial of a claim for a benefit, a Claimant desiring to have the denial appealed shall file a request for review by an officer of the Company or a review committee, as designated by the Company, by mailing a copy thereof to the address shown in Section 10.01.A.; provided, however, that such officer or any member of such review committee, as applicable, may not be the person who made the initial adverse benefit determination nor a subordinate of such person.

D.	Step 4. Within thirty (30) days following receipt of a request for review, the designated officer or review committee shall provide the Claimant for a further opportunity to present his or her position. At the designated officer or review committee’s discretion, such presentation may be through an oral or written presentation. Prior to such presentation, the Claimant shall be permitted the opportunity to review pertinent documents and to submit issues and comments in writing. Within a reasonable time following presentation of the Claimant’s position, which usually should not exceed thirty (30) days, the designated officer or review committee shall inform the Claimant in writing of the decision on review setting forth the reasons for such decision and citing pertinent provisions in the Plan. Notice of the decision on review also will include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits, and will include, if applicable, a statement of the Claimant’s right to bring an action under ERISA Section 502(a).

Section 10.02. Litigation of Claim. Prior to initiating legal action concerning a claim in any court, state or federal, against the Plan, any trust used in conjunction with the Plan, the Employer, the Company, or the Plan Administrator, a claimant must first exhaust the administrative remedies provided in this Article X. Failure to exhaust the administrative remedies provided for in this Article X will be a bar to any civil action concerning a claim for benefits under the Plan.

ARTICLE XI – MISCELLANEOUS

Section 11.01. Effective Date. This plan document will be effective as of the Effective Date.

Section 11.02. No Guarantee of Interests. Neither the Employer, Plan Administrator, nor Board of Directors (nor any of their members) may guarantee the payment of any amounts which may be or becomes due to any person or entity under this Plan. The liability to make any payment under this Plan is limited to the then available assets of the Employer.

Section 11.03. Payments Net of Withholding. Notwithstanding any other provision of the Plan, all payments will be net of any amount sufficient to satisfy all federal, state, and local withholding tax requirements.

Section 11.04. Binding on Successors. This Plan will be binding upon all Participants, their respective heirs, and personal representatives and upon the Employer, its successors, and assigns.

Section 11.05. Adoption by Other Employers. Any employer, corporation or other entity with employees now in existence or hereafter formed or acquired, which is not already an Employer under this Plan, and which is otherwise legally eligible, may in the future, with the consent and approval of the Company, adopt this Plan, and thereby, from and after the specified effective date, become an Employer under this Plan. However, the sole and absolute right to amend the Plan is reserved to the Company. It will not be necessary for the adopting corporation or entity to sign or execute the original or the amended Plan documents. The administrative powers and control of the Company as provided in the Plan, including the sole right of amendment and of appointment and removal of the Plan Administrator, will not be diminished by reason of the participation of any such adopting entity in this Plan.

Section 11.06. Minors and Incompetents. If any person to whom a benefit is payable under this Plan is legally incompetent, either by reason of age or by reason of mental or physical disability, the Plan Administrator is authorized to cause the payments becoming due to such person to be made to another for his or her benefit without responsibility of the Company, the Employer, the Plan Administrator or the Board of Directors to see to the application of such payments. Payments made pursuant to this authority will constitute a complete discharge of all obligations hereunder.

Section 11.07. Erroneous Payments. If any person receives any amount of benefits that the Plan Administrator in its Sole Discretion later determines that such person was not entitled to receive under the terms of the Plan, such person will be required to immediately make reimbursement to the Employer.

Section 11.08. Headings. The headings used in this Plan are inserted for reference purposes only and will not be deemed to limit or affect in any way the meaning or interpretation of any of the terms or provisions herein.

Section 11.09. Notices. Any notices or communications permitted or required to be given herein by any Participant, the Company, the Plan Administrator, the Employer, or any other person will be deemed given when delivered or when placed in the United States mail in an envelope addressed to the last communicated address of the person to whom the notice is being given, with adequate postage thereon prepaid.

Section 11.10. Severability. If any provision of this Plan will be held invalid or unenforceable, such invalidity or unenforceability will not affect any other provisions thereof, and the Plan will be construed and enforced as if such provisions had not been included.

Section 11.11. No Contract of Employment. Nothing contained herein will be construed to constitute a contract of employment between any employee and any employer. Nothing herein contained will be deemed to give any employee the right to be retained in the employ of an employer or to interfere with the right of the employer to discharge any employee at any time without regard to the effect such discharge might have on the employee as a Participant under this Plan.

Section 11.12. Certain Limitations. In the event the Employer is subject to legal limitations on the payment of benefits, then benefit payments hereunder will be reduced or eliminated, as the case may be, to comply with such legal limitations.

Section 11.13. Governing Law. It is the Company’s intention that the Plan comply with and satisfy the applicable provisions of the Code and ERISA, including, but not limited to, Section 409A of the Code, and, consistent with such provisions of the laws of the United States of America and in all other respects, the Plan and all agreements entered into under the Plan will be governed, construed, administered, and regulated in accordance with the laws of the State of Kansas, without regard to the principles of conflicts of law, to the extent such laws are not preempted by the laws of the United States of America. Any action concerning the Plan or any agreement entered into under the Plan will be maintained exclusively in the state or federal courts in Kansas.

Section 11.14. Nonexclusivity of the Plan. The adoption of the Plan by the Board of Directors will not be construed as creating any limitations on the power of the Board of Directors to adopt such other incentive arrangements as it may deem desirable.

Section 11.15. No Acceleration. Except as otherwise permitted by law, the time or schedule of any payment of benefits under this Plan will not be accelerated, and no interpretation, modification, alteration, amendment, or complete or partial termination of this Plan, or any provision of this Plan, will cause or permit acceleration of the time or schedule of any payment of benefits under this Plan.

Section 11.16. FICA Tax Liability. For purposes of calculating the FICA tax liability with respect to a Participant’s benefit under this Plan, the actuarial assumptions to be applied will be the actuarial assumptions under the Qualified Retirement Plan for purposes of calculating lump-sum present-value payments, as in effect on the date of determination.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed, effective as of the Effective Date.

HAWKER BEECHCRAFT CORPORATION

By:	/s/ Gail E. Lehman
Name:	Gail E. Lehman
Title:	Vice President, General Counsel and Secretary